Exhibit 99.1

Jewett-Cameron Lists 11.6 acre Property for Sale

North Plains, Oregon, July 31, 2024 – Jewett-Cameron Trading Company Ltd. (NASDAQ: JCTCF) listed their 11.6 acre property at 31345 NW Beach Rd, Hillsboro, OR 97124, for sale on July 29, 2024. The property is a corner lot industrial property with excellent access, visibility and frontage located immediately off the Glencoe exit on Highway 26.

The property is being listed for sale and also for lease through Macadam Forbes Commercial Real Estate Services. The asking sale price is undisclosed while the asking lease rate is $40,000 per month, triple net.

The property is the former location of Jewett-Cameron Seed Company and has historically been used for seed processing and storage. The combined size of the buildings is approximately 109,500 square feet. One of the buildings is specialized for the seed industry, while most are metal warehouse buildings with power, allowing a wide array of possible uses. The rural industrial zoning designation within Washington County allows for use of the existing property, or development of the site, as approved by the County. Allowable uses under a Type I, II, or III procedure at the County level include but are not limited to: Contractor's yard, telecom facilities, forest products, lumber/sawmill, materials uses such as concrete and asphalt, and special recreation.

The property is currently zoned “Rural Industrial” (RIND) in Washington County. The Company is exploring the potential to re-zone the property, or revise the existing code, to expand the list of permitted uses. The property is also located within the study area for the contemplated expansion of the City of North Plains’ Urban Growth Boundary (UGB). The expansion effort is ongoing and not yet adopted, but it demonstrates the property’s role as a central site in North Plains’ future development.

About Jewett-Cameron Trading Company Ltd.

Jewett-Cameron Trading Company is a holding company that, through its subsidiaries, operates out of facilities located in North Plains, Oregon. Jewett-Cameron Company’s business consists of the manufacturing and distribution of patented and patent pending specialty metal and sustainable bag products, and wholesale distribution of wood products. The Company’s brands include Lucky Dog®, for pet products; Adjust-A-Gate®, Fit-Right®, Perimeter Patrol®, Infinity Euro Fence, and Lifetime Steel Post™ for gates and fencing; MyEcoWorld® for sustainable bag products; and Early Start, Spring Gardner™, Greenline®, and Weatherguard for greenhouses. Additional information about the Company and its products can be found the Company’s website at www.jewettcameron.com.

Contact: Chad Summers, President & CEO, (503) 647-0110

Source: Jewett-Cameron Trading Company Ltd.

Broker contact Info:

Clayton Madey

Macadam Forbes, Inc.

2 Centerpointe Drive, Suite 500

Lake Oswego, OR 97035

Cell: (503) 896 6286

clayton@macadamforbes.com